Exhibit 10.40

                      THE FIRST NATIONAL BANK OF LITCHFIELD
                      -------------------------------------
                           FIRST AMENDED AND RESTATED
                    EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

      THIS FIRST AMENDMENT AND RESTATEMENT to the EXECUTIVE INCENTIVE RETIREMENT AGREEMENT dated the 20th day of November, 2008 (this "Agreement") is made this 20th day of November, 2008 by and between The First National Bank of Litchfield, a national bank, located in Litchfield, Connecticut, (the "Company"), and Joelene E. Smith (the "Executive").

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred incentive opportunity. The Company will pay the benefits from its general assets.

                                    AGREEMENT

      The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

      1.2 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

            1.1.10 "Base Salary" means the total annual base salary payable to the Executive at the rate in effect on the date specified. Base Salary shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under Section 125 of the Code; or (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

            1.1.11 "Code" means the Internal Revenue Code of 1986, as amended.

            1.1.12 "Deferral Account" means the Company's accounting of the Executive's accumulated Deferrals plus accrued interest.

            1.1.13 "Disability" means the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve
      (12) months or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the employees of the Bank by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of at least twelve (12) months. As a condition to any benefits, the Company may require the Executive to submit to such physical
      or  mental   evaluations  and  tests  as

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      the Board of Directors  deems  appropriate.  The Executive  will be deemed disabled if determined to be totally disabled by the Social Security Administration.

            1.1.14 "Early Retirement Age" means the Executive's 55th birthday, provided he has completed at least 20 Years of Service.

            1.1.15 "Early Retirement Date" means the date that the Executive has terminated employment after attaining his 55th birthday but before his 65th birthday provided he has completed at least 20 Years of Service.

            1.1.16 "Earnings" means the Company's reported Net Income after taxes.

            1.1.17  "Earnings   Growth"  means  the  percentage  change  in  the
      Company's Earnings over a one-year period, measured on December 31 of each year.

            1.1.18 "Effective Date" means November 20, 2008.

            1.1.10 "Election Form" means the Form attached as Exhibit 1. The Election Form must be completed at the time of signing of this Agreement and may not be amended with respect to any deferrals for any Plan Year unless such amended Election Form is received by June 30 of the Plan Year; if not received by such date, the amended Election Form will be effective with respect to deferrals for the Plan Year commencing after the date the instructions are received by the Company.

            1.1.11 "Extraordinary Items" means those items recognized by Generally Accepted Accounting Principles as extraordinary that substantially affect shareholder equity and/or the Company's assets. Examples of such items are stock redemptions, mergers, acquisitions, stock splits and other items of that nature.

            1.1.12 "Return On Equity" means the Company's Earnings, adjusted for Extraordinary Items, divided by the Company's common stock equity at the end of the same fiscal year.

            1.1.13 "Normal Retirement Age" means the Executive's 65th birthday.

            1.1.14 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

            1.1.15 "Plan Year" means the calendar year. The initial Plan Year shall be a short Plan Year commencing on the Effective Date and ending on December 31 of the same year.

            1.1.16 "Growth of Stock Rate" means the percentage change in the First Litchfield Financial Corporation's fair market value common stock price ("Stock Price") over a one year period, measured on December 31 of each year, with a guaranteed minimum of 4% and a maximum of 15%, cumulatively.

            1.1.17 "Termination of Employment" means the Executive ceasing to be
      employed  by  the  Company  for  any  reason   whatsoever,   voluntary  or
      involuntary, other than by reason of an approved leave of absence.

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            1.1.18  "Unforeseeable  Emergency" means a severe financial hardship to the participant resulting from an illness or accident of the Executive, the Executive's spouse or a dependent of the Executive, loss of the Executive's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, as limited by Section 409A(a)(1)(B)(ii)(II) of the Code and Treasury Regulation ss.409A-3 under Section 409A of the Code.

            1.1.19 "Years of Service" means the total number of twelve-month periods during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leave of absence.

                                    Article 2
                                    Incentive

      2.3 Incentive Award. The three (3) year rolling average of Earnings Growth and Return On Equity (the "ROE") determined as of December 31 of each plan year shall determine the Executive's Incentive Award Percentage, in accordance with the attached Schedule A. The chart on Schedule A is specifically subject to change annually at the sole discretion of the Company's Board of Directors. The Incentive Award is calculated annually by taking the Executive's Base Salary for the Plan Year in which the ROE was calculated times the Incentive Award Percentage.

      2.4 Incentive Deferral. On March 1 following each Plan Year, the Company shall declare and pay the Incentive Award in the form of compensation and the Executive shall defer such amount to the Deferral Account.

                                    Article 3
                                Deferral Account

      3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

            3.1.1 Deferrals.  The Incentive Deferral as determined under Article
      2.

            3.1.2 Interest. On March 1 following each Plan Year and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, at an annual rate, compounded monthly, equal to the Growth of Stock Rate for the same period.

      3.5 Statement of Accounts. The Company shall provide to the Executive, within one hundred twenty (120) days after each Plan Year, a statement setting forth the Deferral Account balance.

      3.6 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

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      3.7 Hardship.  If an Unforeseeable  Emergency  occurs,  the Executive,  by written instructions to the Company, may elect to reduce future deferrals under this Agreement with respect to Incentive Awards for the current Plan Year if such instructions are received by June 30 of the Plan Year, or if not received by such date, the Plan Year commencing after the date the instructions are received by the Company.

                                    Article 4
                                Lifetime Benefits

      4.1 Normal Retirement Benefit. If there is a Termination of Employment of the Executive on or after the Executive's Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

            4.1.3 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance on the Executive's Normal Retirement Date.

            4.1.4 Payment of Benefit. The Company shall pay the benefit to the Executive commencing on the first day of the seventh month following the Executive's Termination of Employment following the Executive's Normal Retirement Date in the form elected by the Executive on the Election Form. If the Executive elects to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive's Termination of Employment.

      4.2 Early Retirement Benefit. If there is a Termination of Employment of the Executive on or after the Early Retirement Age and before the Normal Retirement Age, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

            4.3.4 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance on the Executive's Early Retirement Date.

            4.3.5 Payment of Benefit. The Company shall pay the benefit to the Executive in the form and on the date no earlier than the date which is six (6) months after Termination of Employment elected by the Executive on the Election Form. If the Executive elects the Deferred Payment Option or to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section
      3.1.2 on the date of the Executive's Termination of Employment.

      4.4 Early Termination Benefit. If there is a Termination of Employment of the Executive before the Early Retirement Age or Normal Retirement Age for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefits under this Agreement.

            4.4.1 Amount of Benefit. The benefit under this Section 4.3 is the vested portion of the Deferral Account balance on the Executive's Termination of Employment.

            4.4.2 Vesting of Awards. For purposes of this Section 4.3, Incentive Awards will vest 20% per year from the date the award was declared. The interest credited to each Incentive Award will

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      also vest 20% per year from the date the award was declared.

            4.4.3 Payment of Benefit. The Company shall pay the benefit to the Executive in a single lump sum no earlier than the date which is six (6) months after Termination of Employment.

      4.4 Disability Benefit. If the Executive terminates employment for Disability prior to the Early Retirement Age or Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

            4.4.3 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at Termination of Employment.

            4.4.4 Payment of Benefit. The Company shall pay the benefit to the Executive commencing on the first day of the month following the Executive's Termination of Employment in the form elected by the Executive on the Election Form. If the Executive elects to receive payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Executive's Termination of Employment.

      4.5 Subsequent Election. If the Executive makes any election under Sections 4.1.2, 4.2.2, 4.4.2 or 5.1.2 subsequent to December 31, 2004 to delay a payment or to change the form of payment, (i) the subsequent election must be made at least twelve (12) months prior to the date that the first payment would otherwise have been made, (ii) payments to be made with respect to such subsequent election shall be deferred for a period of not less five (5) five years from the date such payments would otherwise have been made, and (iii) such subsequent election shall not take effect until at least twelve (12) months after the date on which such subsequent election is made.

      4.6 Hardship Distribution. Upon the Company's determination (following petition by the Executive) that the Executive has suffered an Unforeseeable Emergency, the Company shall distribute to the Executive the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, as determined in accordance with Treasury Regulation ss.409A-3.

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                                    Article 5
                                 Death Benefits

      5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1.

            5.1.3 Amount of Benefit. The benefit under Section 5.1 is the greater of the Deferral Account balance or the projected retirement benefit as per the attached Schedule B.

            5.1.4 Payment of Benefit. The Company shall pay the benefit to the beneficiary commencing on the first day of the month following the Executive's death in the form elected by the Executive on the Election Form. If the Executive elects payments in equal monthly installments, the Company shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under
      Section 3.1.2 on the date of the Executive's Death.

      5.4 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

      5.5 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    Article 6
                                  Beneficiaries

      6.3 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new written designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate in a lump sum.

      6.4 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 7
                               General Limitations

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      Notwithstanding  any  provision  of this  Agreement to the  contrary,  the
Company shall not pay any benefit under this Agreement:

      7.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

      7.2 Termination for Cause. If the Company terminates the Executive's employment for:

            7.2.4 Gross negligence or gross neglect of duties;

            7.2.5 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

            7.2.6 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

      7.3 Suicide. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 8
                          Claims and Review Procedures

      8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against this Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and
(4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

      8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a

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hearing,  the sixty-day  period is not sufficient,  the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

      This Agreement may be amended or terminated only by a written agreement signed by the Company.

                                   Article 10
                                  Miscellaneous

      10.1 Binding  Effect.  This  Agreement  shall bind the  Executive  and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

      10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      10.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

      10.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      10.6 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Connecticut, except to the extent preempted by the laws of the United States of America.

      10.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      10.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value

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of such benefit had not been included in the Executive's  gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

      10.10 Entire Agreement. This Agreement supersedes the prior agreement between Company and the Executive on the subject matter hereof dated December 19, 2002 and constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      10.11 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            10.10.5 Interpreting the provisions of this Agreement;
            10.10.6 Establishing  and revising the method of accounting for this
                    Agreement;
            10.10.7 Maintaining a record of benefit payments; and
            10.10.8 Establishing  rules and  prescribing  any forms necessary or desirable to administer this Agreement.

      10.11 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      10.12 Section 409A. All provisions of this Agreement shall be interpreted to be compliant with the provisions of Section 409A of the Code, and regulations and rulings issued thereunder, so as not to subject the benefits accruing hereunder to taxation pursuant to Section 409A(a)(1).

                           (Signatures on next page.)

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      IN WITNESS  WHEREOF,  the Executive and a duly authorized  Company officer have signed this Agreement.

EXECUTIVE:                                COMPANY:
                                          The First National Bank of Litchfield

Joelene E. Smith                          By:    Joseph J. Greco
----------------                                 ---------------

                                          Title:  President & CEO
                                                  ---------------

                                  EXHIBIT 1 TO
                    EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

                           Normal Retirement Benefits
                           --------------------------

I elect to receive my Normal Retirement Benefits under Section 4.1.2 of the Agreement in the following form:
[Initial One]

____   Lump sum

JS Equal monthly installments for 180 months.
--

                            Early Retirement Benefits
                            -------------------------

I elect to receive my Early Retirement Benefits under Section 4.2.2 of the Agreement in the following form:
[Initial One]

___ Lump sum, payable on the first day of the month following my Early Retirement Date.

____ Deferred Lump sum, payable on _________________________________.

JS Equal monthly installments for 180 months commencing on the first day of the month following my Early Retirement Date.

____ Deferred Equal monthly installments for 180 months commencing on _________.

                               Disability Benefits
                               -------------------

I elect to receive my Disability Benefits under Section 4.4.2 of the Agreement in the following form:
[Initial One]

___ Lump sum

JS  Equal monthly installments for 180 months.
--

                                 Death Benefits
                                 --------------

I elect to have my Death Benefit paid under Section 5.1.2 of the Agreement in the following form:
[Initial One]

JS  Lump sum
--

____ Equal monthly installments for 180 months.

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Signature:  /s/ Joelene E. Smith
            --------------------

Date: December 17, 2008

Accepted by the Company this 17th day of December, 2008.

By: /s/ Joseph J. Greco
    -------------------
Title:  President & CEO
        ---------------


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                             BENEFICIARY DESIGNATION

                      The First National Bank of Litchfield
                    EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

I designate the following as beneficiary of any death benefits under the Executive Incentive Retirement Agreement:

Primary:  James F. Smith III, Jared A. Smith

________________________________________________________________________________

Contingent:  Ronald Cheney______________________________________________________

________________________________________________________________________________

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: /s/ Joelene E. Smith
          ---------------------

Date: December 17, 2008

Accepted by the Company this 17th day of December, 2008.

By:  /s/ Joseph J. Greco
      ------------------
Title:  President & CEO
        ----------------


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                                   Schedule A

                      Deferred Bonus as a % of Annual Fees

                    -----------------------------------------------------------
          14.0%         11.0      12.1      13.1     14.1     15.1      16.1
                    -----------------------------------------------------------
          13.0%         10.3      11.3      12.2     13.1     14.1      15.0
                    -----------------------------------------------------------
          12.0%         9.6       10.5      11.4     12.2     13.1      14.0
                    -----------------------------------------------------------
Earnings  11.0%         8.9       9.7       10.5     11.3     12.1      13.0
 Growth             -----------------------------------------------------------
          10.0%         8.2       8.8        9.7     10.4     11.2      11.9
                    -----------------------------------------------------------
           9.0%         7.5       8.1        8.8      9.5     10.2      10.9
                    -----------------------------------------------------------
           8.0%         6.8       7.5        8.0      8.6      9.2       9.8
                    -----------------------------------------------------------
           7.0%         6.1       6.5        7.2      7.7      8.3       8.8
                    -----------------------------------------------------------
           6.0%         5.3       5.9        6.3      6.8      7.3       7.8
                    -----------------------------------------------------------
           5.0%         4.6       5.0        5.5      5.9      6.3       6.7
                    -----------------------------------------------------------
                       11.0%     12.0%      13.0%    14.0%    15.0%     16.0%

                                         Return on Equity


                                       59